Exhibit 99.1
Agilysys Announces Delay in Filing Form 10-K

•	Company Files Form 12b-25 with Securities and Exchange Commission
•	Fiscal 2008 Audit of Magirus AG to be Completed Before Form 10-K Filing
BOCA RATON, Fla. — June 16, 2008 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today filed Form 12b-25 with the Securities and Exchange Commission (SEC) to report that it will be unable to timely file its Form 10-K for the fiscal year ended March 31, 2008.
As previously announced, Agilysys will recognize its share of equity income, which is expected to be significant, from the company’s 20% ownership interest in Magirus AG. This income is largely due to the gain on sale of a portion of Magirus’ business to Avnet in late 2007.
Due to the materiality of Magirus to Agilysys’ financial statements in fiscal 2008, an independent audit of Magirus AG must be completed before the 2008 Form 10-K can be filed. It is unlikely Agilysys will meet the Form 12b-25 extended timeline based on the estimated time to complete the audit.
About Agilysys, Inc.
 Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
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Contact:
Martin Ellis
Executive Vice President, Treasurer, and Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com